Exhibit 5.1

September 11, 2015

CNH Industrial N.V.,

25 St. James’s Street,

London, SW1A 1HA,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Securities”) of CNH Industrial N.V., a public limited liability company organized and existing under the laws of the Kingdom of the Netherlands (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly executed and delivered in substantially the form filed as Exhibit 4.8 to the Registration Statement, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under

CNH Industrial N.V.

Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that:

(i) the Company has been validly incorporated and is existing as a public limited liability company (naamloze vennootschap) under Dutch law;

(ii) the Company has the necessary corporate power to enter into and perform its obligations under the Indenture and to issue and perform its obligations under the Securities;

(iii) the execution by or on behalf of the Company of the Indenture and the performance by the Company of its obligations thereunder and under the Securities (x) have been authorised by all corporate action required to be taken by the Company under Dutch corporate law and the Company’s Articles of Association and (y) do not conflict with the Company’s Articles of Association; and

(iv) under Dutch law, the choice of the laws of the State of New York as the governing law of the Indenture and the Securities is recognised as a valid choice of law and accordingly the validity, binding effect and the enforceability against the Company of the contractual obligations contained therein are governed by the laws of the State of New York.

With respect to all matters of Dutch law, we note that you are being provided with the opinion, dated September 11, 2015, of Freshfields Bruckhaus Deringer LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Freshfields Bruckhaus Deringer LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

CNH Industrial N.V.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Debt Securities” in the prospectus relating to the Company’s Securities included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP